Exhibit 99.1

Kraft Heinz Commences Cash Tender Offer for Up To

$1.0 Billion Aggregate Purchase Price of Certain of its Outstanding Notes

PITTSBURGH & CHICAGO – February 22, 2021 – The Kraft Heinz Company (“Kraft Heinz”) (Nasdaq: KHC) announced today that its 100% owned subsidiary Kraft Heinz Foods Company (the “Issuer”) has commenced an offer to purchase for cash (the “Tender Offer”) up to the maximum combined aggregate purchase price of $1.0 billion, including principal and premium but excluding accrued and unpaid interest (the “Maximum Tender Amount”), of its outstanding 3.500% Senior Notes due June 2022 (the “June 2022 Notes”), 4.000% Senior Notes due June 2023 (the “June 2023 Notes”), 3.950% Senior Notes due July 2025 (the “July 2025 Notes”), and 3.000% Senior Notes due June 2026 (the “June 2026 Notes,” and together with the June 2022 Notes, the June 2023 Notes, and the July 2025 Notes, the “Notes,” and each, a “Series” of Notes). Subject to the Maximum Tender Amount, the amount of a Series of Notes that is purchased in the Tender Offer will be based on the Acceptance Priority Levels set forth below. The Tender Offer is being made on the terms and subject to the conditions set forth in the offer to purchase dated February 22, 2021 (the “Offer to Purchase”). Capitalized terms used in this release but not otherwise defined have the meaning given in the Offer to Purchase.

Consummation of the Tender Offer and payment for the Notes accepted for purchase are subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase. Subject to applicable law, the Issuer has reserved the absolute right, in its sole discretion, to at any time (i) waive any and all conditions to the Tender Offer, (ii) extend, terminate, or withdraw the Tender Offer, (iii) increase or waive the Maximum Tender Amount, with or without extending the Withdrawal Date (as defined below), or (iv) otherwise amend the Tender Offer in any respect.

The Tender Offer will expire at 11:59 p.m., New York City time, on March 19, 2021, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Notes tendered at or prior to 5:00 p.m., New York City time, on March 5, 2021 (such date and time, as the same may be extended, the “Withdrawal Date”) may be validly withdrawn at any time at or prior to the Withdrawal Date, but not thereafter, except in certain limited circumstances where the Issuer determines that additional withdrawal rights are required by law. Holders of the Notes (“Holders”) are urged to read the Offer to Purchase carefully before making any decision with respect to the Tender Offer.

Certain information regarding the Notes and the Tender Offer is set forth in the table below.

CUSIP No. / ISIN	Title of Security	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration(1)	Early Tender Premium(2)	Total Consideration(3)
50077LAK2 / US50077LAK26 (144A): 423074AX1 / US423074AX14 (Reg S): U42314AD3 / USU42314AD35	3.950% Senior Notes due July 2025	$1,608,705,000	1	$1,085.00	$30.00	$1,115.00
50077LAD8 / US50077LAD82 (144A): 50077LAC0 / US50077LAC00 (Reg S): U5009LAB6 / USU5009LAB63	3.000% Senior Notes due June 2026	$2,000,000,000	2	$1,052.50	$30.00	$1,082.50
50077LAS5 / US50077LAS51	4.000% Senior Notes due June 2023	$447,302,000	3	$1,048.75	$30.00	$1,078.75
50076QAZ9 / US50076QAZ90 (144A): 50076QAF3 / US50076QAF37 (Reg S): U5009CAC4 / USU5009CAC48	3.500% Senior Notes due June 2022	$631,263,000	4	$1,011.25	$30.00	$1,041.25

(1)

Per $1,000 principal amount of Notes validly tendered and accepted for purchase in the Tender Offer (exclusive of any accrued interest, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable, to, but not including, the applicable Settlement Date).

(2)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time and accepted for purchase.
(3)	Total Consideration includes the Early Tender Premium.

Holders who validly tender and do not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on March 5, 2021, unless extended with respect to any Series of Notes (such date and time, as the same may be extended, the “Early Tender Time”) or earlier terminated by the Issuer, will be eligible to receive the applicable Total Consideration, which includes the applicable Early Tender Premium as set forth in the table above. The applicable Total Consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined as set forth in the table above. Holders who validly tender and do not validly withdraw their Notes after the Early Tender Time and at or prior to the Expiration Time will be eligible to receive only the applicable Tender Offer Consideration, which is equal to the applicable Total Consideration minus the applicable Early Tender Premium.

For Notes validly tendered at or prior to the Early Tender Time, and not subsequently validly withdrawn, and accepted for purchase, the Issuer has the option for settlement to occur on the Early Settlement Date, which is expected to be March 9, 2021, the second business day following the Early Tender Time. In the event we choose to have an Early Settlement Date, settlement for Notes validly tendered after the Early Tender Time, but at or prior to the Expiration Time, is expected to occur on March 23, 2021, the second business day following the Expiration Time, unless extended.

In addition to the Total Consideration or the Tender Offer Consideration, as applicable, all Notes accepted for purchase pursuant to the Tender Offer, will, on the Early Settlement Date or the Final Settlement Date, as applicable, also receive accrued and unpaid interest in respect of such Notes from the last interest payment date to, but not including, the applicable Settlement Date.

Subject to the Maximum Tender Amount, the application of the Acceptance Priority Levels, and the other terms and conditions described in the Offer to Purchase, the Issuer intends to accept for purchase all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time. However, if the Tender Offer is fully subscribed as of the Early Tender Time, Holders who validly tender their Notes after the Early Tender Time will not have any of their Notes accepted for purchase. Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time will be accepted for purchase in priority to the Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time even if such Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time have a higher Acceptance Priority Level than the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time. As a result, each Holder who validly tenders Notes pursuant to the Tender Offer may have a portion of its Notes returned to it, and the amount of Notes returned will depend on the level of participation of Holders in the Tender Offer. The Tender Offer may be subject to proration if the aggregate purchase price (including principal and premium but excluding accrued and unpaid interest) of the Notes that are validly tendered and not validly withdrawn is greater than the Maximum Tender Amount.

Kraft Heinz has engaged Barclays, Citigroup, Deutsche Bank Securities, Goldman Sachs & Co. LLC, HSBC, Mizuho Securities, and Morgan Stanley to act as dealer managers (collectively, the “Dealer Managers”) in connection with the Tender Offer and has appointed Global Bondholder Services Corporation to serve as the tender agent and information agent for the Tender Offer. Copies of the Offer to Purchase are available at https://www.gbsc-usa.com/kraftheinzcompany/ or by contacting Global Bondholder Services Corporation via telephone at +1 (866) 794-2200 (toll free) or +1 212-430-3774 (for banks and brokers). Questions regarding the terms of the Tender Offer should be directed to Barclays at +1 (800) 438-3242 (toll free) or +1 (212) 528-7581 (collect).

None of the Issuer, Kraft Heinz, their boards of directors or boards of managers, as applicable, the Dealer Managers, Global Bondholder Services Corporation, the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amounts of Notes to tender.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities. This press release does not describe all the material terms of the Tender Offer, and no decision should be made by any Holder on the basis of this press release. The terms and conditions of the Tender Offer are described in the Offer to Purchase, and this press release must be read in conjunction with the Offer to Purchase. The Offer to Purchase contains important information that should be read carefully before any decision is made with respect to the Tender Offer. The Tender Offer is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. If any Holder is in any doubt as to the contents of this press release, or the Offer to Purchase, or the action it should take, the Holder should seek its own financial and legal advice, including in respect of any tax consequences, immediately from its stockbroker, bank manager, solicitor, accountant, or other independent financial, tax, or legal adviser. Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company, or other nominee must contact such entity if it wishes to tender such Notes pursuant to the Tender Offer.

ABOUT THE KRAFT HEINZ COMPANY

We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2020 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “plan,” “believe,” “anticipate,” “reflect,” “invest,” “see,” “make,” “expect,” “deliver,” “drive,” “improve,” “intend,” “assess,” “remain,” “evaluate,” “establish,” “focus,” “build,” “turn,” “expand,” “leverage,” “grow,” “will,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Kraft Heinz’s plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management’s current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Issuer’s control.

Important factors that may affect Kraft Heinz’s business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, market conditions and the timing and ability of the Issuer to consummate the Tender Offer; the impacts of the novel coronavirus COVID-19 pandemic and government and consumer responses; operating in a highly competitive industry; Kraft Heinz’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in Kraft Heinz’s relationships with significant customers or suppliers, or in other business relationships; Kraft Heinz’s ability to maintain, extend, and expand its reputation and brand image; Kraft Heinz’s ability to leverage its brand value to compete against private label products; Kraft Heinz’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; Kraft Heinz’s ability to identify, complete, or realize the benefits from strategic acquisitions, alliances, divestitures, joint ventures, or other investments; Kraft Heinz’s ability to successfully execute its strategic initiatives; the impacts of Kraft Heinz’s international operations; Kraft Heinz’s ability to protect intellectual property rights; Kraft Heinz’s ownership structure; Kraft Heinz’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; Kraft Heinz’s level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws, regulations, and related interpretations and related legal claims or other regulatory enforcement actions, including additional risks and uncertainties related to any potential actions resulting from the Securities and Exchange Commission’s (“SEC”) ongoing investigation, as well as potential additional subpoenas, litigation, and regulatory proceedings; failure to maintain an effective system of internal controls; a downgrade in Kraft Heinz’s credit rating; the impact of future sales of Kraft Heinz’s common stock in the public market; Kraft Heinz’s ability to continue to pay a regular dividend and the amounts of any such dividends; unanticipated business disruptions and natural events in the locations in which Kraft Heinz or Kraft Heinz’s customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and in various other nations where Kraft Heinz does business; changes in Kraft Heinz’s management team or other key personnel and Kraft Heinz’s ability to hire or retain key personnel or a highly skilled and diverse global workforce; risks associated with information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Kraft Heinz’s forward-looking statements, see Kraft Heinz’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC. Kraft Heinz disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

CONTACTS:

Michael Mullen (media)

Michael.Mullen@kraftheinz.com

Christopher Jakubik, CFA (investors)

ir@kraftheinz.com

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